Exhibit 12.1


                                                           RATIO OF EARNINGS TO FIXED CHARGES

For the years ended December 31,                   1995        1994        1993         1992        1991
---------------------------------------------------------------------------------------------------------
Earnings
--------
Pre-tax Earnings (Loss)                          $156.0    $ (146.8)      $31.9       $102.9    $   (6.4)
Less: Minority Interest                           (5.7)        (3.0)      (1.9)        (1.8)        (2.4)
                                                  -----       -----      -----        -----        -----
Adjusted Pre-Tax Earnings (Loss)                  150.3      (149.8)       30.0        101.1        (8.8)
                                                  -----     -------       ----        -----        -----
Plus Fixed Charges                                 46.5        46.2        44.6        49.8         50.5
                                                  -----        ----        ----        ----         ----

Total Earnings (Loss)                            $196.8   $ (103.6)       $74.6      $150.9        $41.7
                                                 ------   ---------       -----      ------        -----

Fixed Charges
-------------
  Interest Expense                                $16.8       $15.6       $13.6       $17.3        $21.6
  Amortization of debt discount                     1.8         0.4         0.8         0.7          0.6
  Interest factor in rental expense                27.9        30.2        30.2        31.8         28.3

Total Fixed Charges                               $46.5       $46.2       $44.6       $49.8        $50.5
                                                  -----       -----       -----        -----       -----

Ratio Earnings/Fixed Charges                        4.2       (2.2)         1.7          3.0         0,8

Coverage Deficiency (Dollars)                       N/A       149.8         N/A          N/A         8.8

--------------------

(1) Earnings to fixed charges have been determined based on continuing operations and have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges are considered to be interest on indebtedness, amortization of debt discount and one-third of rentals, which the Company believes is representative of the interest factor of such rentals.

(2) Earnings for 1991 and 1994 were insufficient to cover fixed charges; the amount of the coverage deficiency was $8.8 million in 1991 and $149.8 million in 1994.